CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 16, 2017, relating to the financial statements and financial highlights which appear in the December 31, 2016 Annual Reports to Shareholders of Schwab MarketTrack Growth Portfolio II, Schwab VIT Balanced Portfolio, Schwab VIT Balanced with Growth Portfolio, Schwab VIT Growth Portfolio, and Schwab Government Money Market Portfolio (formerly known as “Schwab Money Market Portfolio”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

April 24, 2017